SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) dated and effective as of April 1, 2025, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Adams Street Advisors, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, each entity identified on Schedule A, whose jurisdiction of formation is identified opposite its name (each, a “Fund” and collectively, the “Funds”) intends either to register as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), or elect to be regulated as a business development company under the 1940 Act;

WHEREAS, the Fund has retained the Administrator to furnish certain administrative services to the Fund; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Fund, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

In the event that the Administrator wishes to retain the Sub-Administrator to act as administrator hereunder to any additional Fund listed on Schedule A, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable by the Administrator) may be modified with respect to such Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of such Fund.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Fund and/or the Administrator and all future amendments and supplements, if any:

a.	A copy of the Limited Liability Company Agreement, Declaration of Trust and/or

By-Laws of the Fund, as applicable, and all amendments thereto (collectively, the “Governing Documents”);

b.

Each Fund’s registration statement as filed with the U.S. Securities and Exchange Commission (“SEC”) and, as applicable, as amended, restated and/or supplemented from time to time (the “Registration Statement”);

c.

Certified copies of the resolutions of the Board of Directors/Trustees of each Fund (the “Board”) authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses on behalf of the Fund;

d.	A copy of the Administration Agreement and any other service agreements between the Fund and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it;

f.

The Sub-Administrator has duly adopted and provided to the Fund written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder; and

g.

The Sub-Administrator has complied and will continue to comply with all laws, rules and regulations having application to its business, properties and assets, the violation of which could materially adversely affect the Sub-Administrator’s performance of its obligations under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited liability company, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.

To the Administrator’s knowledge, no legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.

Where information provided by the Administrator, the Fund or the Fund’s investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Sub-Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or the Fund, including the United States and that information relating to the Fund, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Sub-Administrator shall be kept indemnified by and be without liability to the Administrator or the Fund for any action taken or omitted by it in reasonable reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.	With respect to each Fund:

(1)	The Fund is duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Fund intends either to register under the 1940 Act as a closed-end management investment company of elect to be regulated as a business development company under the 1940 Act;

(3)	The Registration Statement has been or will be filed by the Fund and, once effective, will remain in effect during the term of this Agreement;

(4)	All necessary state securities law filings have been or will be made.

5.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Administrator or the Fund and, in each case where appropriate, the review and comment by the Administrator’s or the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable and documented out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

The Sub-Administrator shall use reasonable efforts to provide the Fund’s investment adviser with such reports as the Fund’s investment adviser may reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

6.	PERFORMANCE GOALS

The Administrator and the Sub-Administrator may from time to time agree on the manner and timing in which the Sub-Administrator expects to deliver, and the Administrator expects to receive, the services listed on Schedule B to this Agreement. The parties agree that such agreement(s) (hereinafter referred to as “Service Level Document(s)”) will reflect performance and Service delivery goals. Any failure to perform in accordance with the provisions thereof shall not automatically be considered a breach of this Agreement. It is the intention of the parties that, in the event of a failure to perform in accordance with the provisions of a Service Level Document or any dispute relating to performance goals set forth in a Service Level Document, the parties will seek to resolve the failure pursuant to the consultation procedure described in Sections 6.a. and 6.b. below.

(a)

If a party hereto is materially unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, either party to this Agreement shall attempt to address any concerns it may have by requiring a consultation with the other party.

(b)

The purpose of the consultation procedure is to endeavor to resolve a material failure to meet the provisions of a Service Level Document or a dispute relating to performance goals set forth in a Service Level Document. If a consultation occurs under this Section 6, the parties must negotiate in good faith to endeavor to:

(1)

agree to changes to the Service Level Document provisions that will enable the Service Level Document provisions to be more regularly met and which meet the parties’ respective business requirements; or

(2)

otherwise find a solution such that, within 30 days after the consultation, the Sub-Administrator’s or an Administrator’s inability to meet the Service Level Document provisions may be less likely to occur in the future.

If the parties are unable to resolve the material failure to meet the provisions of a Service Level Document or a dispute relating to performance goals set forth in a Service Level Document within 30 days, the parties may pursue any and all other available remedies.

7.	COMPENSATION OF SUB-ADMINISTRATOR; EXPENSE REIMBURSEMENT; FUND EXPENSES

The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Administrator on behalf of the Fund and the Sub-Administrator.

The Administrator agrees promptly, following receipt of a written invoice from the Sub-Administrator to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Fund through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or Fund’s behalf or at the Administrator’s or the Fund’s written request or with the Administrator’s or Fund’s written consent.

The Administrator acknowledges and agrees that the Administrator and/or the Fund, as the case may be, will bear all expenses that are incurred in the operation of the Fund and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, Fund expenses not assumed by the Sub-Administrator, include, but are not limited to: organizational expenses; cost of services of independent accountants providing services to the Fund and/or Administrator and outside legal and tax counsel not retained by the Sub-Administrator (including, as applicable, such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or the Fund directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N-PX and Form N-CEN, any other reports, forms or filings as may be mutually agreed upon, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

8.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator or the Fund or his or her designee for instructions or, at the direction or with the consent of the Administrator, the independent accountants for the Administrator or Fund, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall be entitled to rely on and may act upon advice of reputable counsel (who may be counsel for the Administrator or the Fund) on all matters arising in connection with its duties hereunder, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons unless such liability arises as a result of the negligence, willful misconduct, fraud or reckless disregard of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the Fund. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder. The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 15, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Fund by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator for the Administrator. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence, willful misconduct, fraud or reckless disregard of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and the Fund. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2026 and terminating on December 31, 2026 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis.

In the event that either party is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement, neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or the Fund or upon reasonable reliance on information or records given or made by the Administrator or the Fund or the Fund’s investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence, willful misconduct, fraud or reckless disregard.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

10.	CONFIDENTIALITY

All information provided under this agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 11 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 11 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement) or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

11.	USE OF DATA

(a)

In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 11 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Fund or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Sub-Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)

Subject to paragraph (d) below, the Sub-Administrator and/or its Affiliates may use any Confidential Information of the Administrator (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and the Sub-Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Administrator to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Sub-Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Administrator, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators, and (iii) the Sub-Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c)	The Administrator acknowledges that the Sub-Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(d)

Except as expressly contemplated by this Agreement, nothing in this Section 11 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 11 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

12.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that the Administrator and Fund assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator or Fund shall at all times remain the property of the Administrator or Fund, as applicable, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 14. The Sub-Administrator further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator. In the event that the Sub-Administrator is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or Fund by state or federal regulatory agencies, to produce the records of the Administrator or Fund or the Sub-Administrator’s personnel as witnesses or deponents, the Administrator agrees to pay the Sub-Administrator for the Sub-Administrator’s time and expenses, as well as the fees and expenses of the Sub-Administrator’s counsel incurred in such production.

The Sub-Administrator will allow the Administrator and the Administrator’s regulators or supervisory authorities to perform periodic on-site audits as may be reasonably required to examine the Sub-Administrator’s performance of the Services. For inspections requested by the Administrator (such request will include reasonable advance notice) and agreed to by the Sub-

Administrator, the Sub-Administrator reserves the right to impose reasonable limitations on the number, frequency, timing, and scope of such audits.

13.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Fund from time to time, have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.

14.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending on the one-year anniversary of the effective date of this Agreement (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund, the Administrator shall pay Sub-Administrator its compensation due and shall reimburse Sub-Administrator for its costs, expenses and disbursements.

Each party may, in its discretion, terminate this Agreement for any reason by giving the other party at least ninety (90) days’ prior written notice of termination. In the event of: (i) the Administrator’s termination of this Agreement with respect to the Fund for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to Administrator or the Fund (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Sub-Administrator with respect to the Fund) and shall reimburse the Sub-Administrator for its reasonable costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Sub-Administrator will deliver the Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the Administrator is no longer retained as the investment adviser to the Fund, (b) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination to liquidate the Fund (c) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (d) the sale by the Fund of all, or substantially all, of the Fund’s assets to another entity, in each of (c) and (d) where the Sub-Administrator is retained to continue providing services to the Administrator or the Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

15.	DELEGATION

a.,

The Sub-Administrator shall have the right, without the consent or approval of the Administrator, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Sub-Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Administrator. The Sub-Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Sub- Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Sub-Administrator shall be responsible for the compensation of its Delegates.

b.,

The Sub-Administrator will provide the Administrator with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Sub-Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Administrator may reasonably request from time to time.

c.,

Nothing in this Section 15 shall limit or restrict the Sub-Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

16.	INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of the Agreement, the Sub-Administrator and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

17.	NOTICES

Any notice, instruction or other instrument authorized or required to be given hereunder will be in writing and will be taken to have been given (i) when delivered by hand, (ii) on the next business day after being sent by email (unless the sender receives an automated message that the email has not been delivered), (iii) on the next business day after being sent by overnight courier service for next business day delivery, (iv) on the third business day after being sent by certified or registered mail, return receipt requested, in each case to the applicable party at the address or email address specified below or such other address or email address as a party may specify by written notice from time to time:

If to the Administrator:

Adams Street Advisors, LLC

One North Wacker Drive, Suite 2700

Chicago, IL 60606-2823

Attn: Legal Department

Email: notices@adamsstreetpartners.com

If to the Sub-Administrator:

STATE STREET BANK AND TRUST COMPANY

1 Congress Street

Boston, MA 02114-2016

Attention: [unit head or department head]

Telephone: 617-*[662/985-]

Telecopy: 617-*[662/985-]

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

1 Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

18.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

19.	Assignment

This Agreement may not be assigned by (a) the Administrator without the written consent of the Sub-Administrator or (b) the Sub-Administrator without the written consent of the Administrator, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Sub-Administrator.

20.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

21.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Administrator’s or Fund’s shareholders, employees, directors, trustees and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

22.	BUSINESS CONTINUITY DISASTER RECOVERY/CYBERSECURITY/INTERNAL CONTROLS

a.

Business Continuity Plans. The Sub-Administrator will at all times maintain a written business contingency plan for the restoration of critical processes and operations, and a written disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Sub-Administrator will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by the Sub-Administrator hereunder.

b.

Information Security Systems and Controls. The Sub-Administrator will maintain written policies and procedures and commercially reasonable information security systems and controls, which include administrative, technical, and physical safeguards that are designed to: (i) maintain the security and confidentiality of the Administrator’s or the Fund’s data; (ii) protect against any anticipated threats or hazards to the security or integrity of such data, including appropriate measures designed to meet legal and regulatory requirements applying to the Sub-Administrator; and (iii) protect against unauthorized access to or use of the Administrator’s or the Fund’s data.

c.

Virus Detection. The Sub-Administrator will at all times employ a current version of one of the leading commercially available virus detection software programs to test the hardware and software applications used by it to deliver the services hereunder for the presence of any computer code designed to disrupt, disable, harm, or otherwise impede operation.

d.

Internal Controls Review and Report. The Sub-Administrator will retain a firm of independent auditors to perform an annual review of certain internal controls and procedures employed by the Sub-Administrator in the provision of the Services and issue a standard System and Organization Controls 1 or equivalent report based on such review. The Sub-Administrator will provide a copy of the report to the Administrator upon request.

e.	The Sub-Administrator’s Client Information Security Schedule hereto is incorporated by reference into this Agreement.

23.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

24.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

25.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

26.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws rules.

27.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

28.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g. faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ADAMS STREET ADVISORS, LLC

By:	/s/ Eric Mansell

Name:	Eric Mansell

Title:	Chief Legal Officer, Executive Vice President and Partner

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Timothy Bias

Name:	Timothy Bias

Title:	Managing Director

Sub-Administration Agreement

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Fund Name	Jurisdiction of Formation
Adams Street Private Equity Navigator Fund LLC	Delaware

A-1

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Treasury Services as described in Schedule B1 attached hereto;

II.	[Reserved];

III.	Legal Services as described in Schedule B3 attached hereto;

IV.	CFTC Services as described in Schedule B4 attached hereto;

V.	[Reserved];

VI.	N-PORT Services as described in Schedule B6 attached hereto; and

VII.	Fund Accounting Services as described in Schedule B7 attached hereto;

Schedule B1

Treasury Services

a.

Prepare for the review by designated officer(s) of the Administrator or the Fund financial information regarding the Fund(s) that will be included in the Fund’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Fund’s financial statements by the Administrator’s or the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Fund financial information required by Form N-2, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.

Prepare for the review by designated officer(s) of the Administrator or the Fund annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.

Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Administrator or the Fund as well as preparation of Board compliance materials;

f.

Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Administrator or the Fund;

g.	Calculate annual per share income and capital gains distribution rates based on amounts provided to the Sub-Administrator;

h.	Prepare and disseminate vendor survey information;

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SCHEDULE B2

[Reserved]

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SCHEDULE B3

Legal Services

a.

Prepare the agenda and resolutions for all requested Board of Directors (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Fund’s shareholder meetings and prepare minutes of such meetings;

b.

Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

c.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

d.	Maintain general Board calendars and regulatory filings calendars;

e.	Maintain copies of the Fund’s Governing Documents;

f.	Assist in developing guidelines and procedures to improve overall compliance by the Fund;

g.	Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

h.

Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.

Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

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SCHEDULE B4

CFTC Services

Subject to the authorization and direction of the Administrator or the Fund, State Street will provide the CFTC Services set forth on Schedule B4 (the “CFTC Services”) to assist the Administrator, the Fund and/or their affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Sub-Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B4. These responsibilities do not include: (i) determination of the Fund’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Fund’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Administrator or Fund uses the CFTC Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Administrator should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Administrator currently subscribes to fund administration legal services with the Sub-Administrator, the CFTC Services do not include assisting the Fund with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Administrator. The Administrator is responsible for providing authorization and direction to the Sub-Administrator with respect to the CFTC Services. The Administrator is responsible for arranging, in each case where appropriate, for the review and comment by Administrator’s or the Fund’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Sub-Administrator. In addition, the Administrator is solely responsible for determining Fund’s status as a CPO, and/or Fund’s eligibility for an exclusion from classification as a CPO.

The Administrator shall be responsible for accurately and timely supplying the Sub-Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Sub-Administrator to provide the CFTC Services, and any information requested by the Sub-Administrator in connection with the foregoing. The Sub-Administrator is authorized and instructed to rely upon the information it receives from the Administrator, the Fund or any third party (including, without limitation, the Fund’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Fund) authorized by the Administrator or the Fund to provide such information to the Sub-Administrator and on any instructions received from the Administrator or the Fund. The Administrator, the Fund and any third party from which the Sub-Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Sub-Administrator shall be entitled to rely on such records, reports and other data as provided to the Sub-Administrator by the Administrator, the Fund or any third party,

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and any instructions provided to the Sub-Administrator by the Administrator or the Fund, and shall have no responsibility for making any interpretive determinations with respect thereto. The Sub-Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Administrator or the Fund as a result of the Sub-Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Administrator or the Fund or such third party. The Sub-Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Administrator, the Fund or any third party to provide it with the information required.

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Administrator or the Fund and, in each case where appropriate, the review and comment by Administrator’s or the Fund’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Administrator or the Fund and the Sub-Administrator, the Sub-Administrator will:

i.	Perform monthly testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.

As applicable, prepare the Fund’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

B4-2

SCHEDULE B5

[Reserved]

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SCHEDULE B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

●

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Administrator (including from any third parties with whom the Administrator will need to coordinate in order to produce such data, documentation, and information), the Sub-Administrator will use required data, documentation, assumptions, information and assistance from the Administrator, the Sub-Administrator’s internal systems and, in the case of Funds not administered by the Sub-Administrator or its affiliates, third party Fund administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Administrator and (ii) annual updates of Form N-CEN for review and approval by the Administrator.

●	The Administrator acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

●

Following review and final approval by the Administrator of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Administrator, the Sub-Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.]

The Form N-PORT Services will be provided to each portfolio (the “Portfolio”) of the Fund(s) as set forth in the attached Annex 1, which shall be executed by the Sub-Administrator and the Administrator. The Form N-CEN Services will be provided with respect to each Fund as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

●

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Sub-Administrator will use such Required Data from the Administrator, the Sub-Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio

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of Investments”), compliant with GAAP, as of the Fund’s first and third fiscal quarter-ends.

●

Following review and final approval by the Administrator of each such draft Portfolio of Investments, and at the direction of and on behalf of the Administrator, the Sub-Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

Fund Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to the Administrator by the Sub-Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Fund or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Fund or its affiliates provide services or is otherwise associated (“Fund Entities”) that is generated or aggregated by the Sub-Administrator or its affiliates in connection with services performed on the Fund’s behalf or otherwise prepared by the Sub-Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Sub-Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Administrator or the Fund shall be as provided in such respective other agreements between the Sub-Administrator or its affiliates and the Administrator or the Fund relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Fund Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Sub-Administrator’s or its affiliates’ obligations to the Administrator or the Fund under the Other Fund Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services by the Sub-Administrator, the Administrator acknowledges and agrees that it will be responsible for providing the Sub-Administrator with any information requested by the Sub-Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Sub-Administrator, in formats compatible with Sub-Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Sub-Administrator in connection with a Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Sub-Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Sub-Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Administrator), including,

B6-2

without limitation, arranging for the provision of data from the Fund, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Sub-Administrator (or any of its affiliates) in its capacity as administrator to one or more Funds, the Sub-Administrator and the Administrator will agree on the scope of the information to be extracted from the Sub-Administrator’s or any of its affiliate’s systems for purposes of the Sub-Administrator’s provision of Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, subject to the discretion of the Sub-Administrator, and the Sub-Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services , and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Fund data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Sub-Administrator to provide the Services.

The following are examples of certain types of information that the Administrator is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Administrator hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

●	SEC filing classification of the Fund (i.e., small or large filer);
●	Identification of any data sourced from third parties;
●	Identification of any securities reported as Miscellaneous; and
●	Any Explanatory Notes included in N-PORT Section E.

2.    The Administrator acknowledges that it has provided to the Sub-Administrator all material assumptions used by the Administrator or that are expected to be used by the Administrator in connection with the completion of Form N-PORT and Form N-CEN, and the Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Sub-Administrator in the provision of the Services prior to the first use of the Services. The Administrator will also be responsible for promptly notifying the Sub-Administrator of any changes in any such material assumptions previously notified to the Sub-Administrator by the Administrator or otherwise previously approved by the Administrator in connection with the Sub-Administrator’s provision of the Services. The Administrator acknowledges that the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

●	Investment classification of positions;
●	Assumptions necessary in converting data extracts;
●	General operational and process assumptions used by the Sub-Administrator in performing the Services; and

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●	Assumptions specific to the Fund.

The Administrator hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Administrator (and/or the Sub-Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.	The Administrator acknowledges and agrees on the following matters:

(A)   The Administrator has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Administrator has determined that the Services are suitable for its purposes. None of the Sub-Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Sub-Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)   The Administrator assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Sub-Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Sub-Administrator is not providing any customization, guidance, or recommendations. Where the Administrator uses Services to comply with any law, regulation, agreement, or other Fund obligation, the Sub-Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Sub-Administrator has no obligation of compliance with respect thereto.

(C)   The Administrator may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Sub-Administrator in connection with the Services and provided by the Sub-Administrator to the Administrator (“Materials”) (a) for the internal business purpose of the Administrator relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Administrator may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Fund (each a “Permitted Person”); provided, however, (i) the Administrator and/or the Fund may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Administrator has separate license rights with respect to the use of such Third Party Data, or (iii) the Administrator may not use the Services or Materials in any way to compete or enable any third party to compete with the Sub-Administrator. No Permitted Person shall have any further

B6-4

rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Administrator, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Fund or any Permitted Persons (collectively, including the Administrator, “Administrator Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Administrator has separate license rights with respect to the use of such Third Party Data). Without limitation, Administrator Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)  The Administrator shall limit the access and use of the Services and the Materials by any Administrator Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Administrator shall be responsible and liable for all acts and omissions of any Administrator Parties.

(E)   The Services, the Materials and all confidential information of the Sub-Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Sub-Administrator. The Administrator has no rights or interests with respect to all or any part of the Services, the Materials or the Sub-Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Administrator automatically and irrevocably assigns to the Sub-Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Sub-Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Administrator Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Sub-Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Administrator.

(F)  The Sub-Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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[Remainder of Page Intentionally Left Blank]

B6-6

ANNEX I

ADAMS STREET ADVISORS, LLC

Further to the Sub-Administration Agreement dated as of April 1, 2025 between Adams Street Advisors, LLC (the “Administrator”) and State Street Bank and Trust Company (the “Sub-Administrator”), the Administrator and the Sub-Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services

Adams Street Private Equity Navigator Fund LLC	Service Type Standard N- PORT and N- CEN Reporting Solution (Data and Filing)

Form N-CEN Services
Adams Street Private Equity Navigator Fund LLC

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IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

ADAMS STREET ADVISORS, LLC		STATE STREET BANK AND TRUST COMPANY

By:		By:
	Name: Title: Address: Date:		Name: Title: Address: Date:

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Schedule B7

Fund Accounting Services

The Sub-Administrator shall maintain the books of account of the Fund and shall perform the following duties in the manner prescribed by the Fund’s Governing Documents:

a.	Record general ledger entries;
b.	Accrue/calculate monthly expenses;
c.	Calculate monthly income;
d.	Reconcile monthly activity to the trial balance;
e.	Calculate monthly net asset value (“NAV”);
f.	Calculate fees such as but not limited to advisory fees in accordance with the applicable legal agreements;
g.

Provide such other accounting services as directed by the Fund, and mutually agreed upon by the Sub-Administrator, which may be required to enable the Fund to maintain its books and records in compliance with applicable law and generally accepted accounting principles;

h.	Maintain database detail of portfolio investments and record investment activity;
i.

Reconcile information received from the Administrator or Investment Manager against financial reports as provided by underlying fund investments, including but not limited to committed capital, capital contributions, unfunded committed capital and distributions received for each underlying fund investment.

j.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;
k.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.
l.

Provide quarterly written certifications to the Chief Compliance Officer (“CCO”) of the Fund that: (i) no violation of any securities laws occurred during the previous three-month period, (ii) no material compliance violations occurred at the Sub-Administrator during the previous three-month period; and (iii) no material changes to the Administrator’s policies and procedures occurred in the previous three-month period; and

m.	Provide annual report to the Chief Compliance Officer of the Fund that will assist the CCO in assessing the effectiveness of the Sub-Administrator.

The Fund shall provide timely prior notice to the Sub-Administrator of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Fund’s Governing Documents. The Sub-Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Sub-Administrator.

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State Street Client Information Security Schedule

All capitalized terms not defined in this State Street Client Information Security Schedule (this “Security Schedule”) will have the meanings given to them in the Transfer Agency and Service Agreement dated April 1, 2025 (the “Agreement”) by and between State Street Bank and Trust Company (“State Street”) and each entity identified on Schedule A thereto (each, a “Client”).

State Street implements data security measures consistent in all material respects with applicable prevailing industry practices and standards as well as laws, rules and regulations applicable to State Street. As of the Effective Date, State Street aligns with the National Institute for Standards and Technology (NIST) cybersecurity framework. However, as information security is a highly dynamic space where threats are constantly changing, State Street reserves the right to make changes to its information security controls and/or to align with one or more recognized industry standards, other than NIST, at any time in a manner that does not materially reduce its protection of Client Data.

State Street will use commercially reasonable efforts to cause any delegates and other third parties to whom State Street provides Client Data to implement and maintain security measures that State Street reasonably believes are at least as protective as those described in this Security Schedule. For delegates or other third parties who collect, transmit, share, store, control, process or manage Client Data, State Street is responsible for assessing their control environments. Notwithstanding the foregoing, State Street shall be responsible for any such delegate’s or other third party’s protection of Client Data, which if done by State Street, would be a breach of its commitment under this Security Schedule.

1. Security Objectives. State Street uses commercially reasonable efforts to:

a. protect the privacy, confidentiality, integrity, and availability of Client Data;

b. protect against accidental, unauthorized, unauthenticated or unlawful access, copying, use, processing, disclosure, alteration, corruption, transfer, loss or destruction of Client Data;

c. comply with applicable governmental laws, rules and regulations that are relevant to the handling, processing and use of Client Data by State Street in accordance with each Agreement; and

d. implement customary administrative, physical, technical, procedural and organizational safeguards.

2. Risk Assessments. The results of State Street’s risk assessments are internal to State Street and will not be provided to Client.

a. Risk Assessment - State Street will perform risk assessments annually that are designed to identify material threats (both internal and external), the likelihood of those threats occurring and the impact of those threats upon the State Street organization to evaluate and analyze the appropriate level of information security safeguards (“Risk Assessments”).

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b. Risk Mitigation - State Street will use commercially reasonable efforts to manage, control and remediate any threats identified in the Risk Assessments that are likely to result in material unauthorized access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of Client Data, consistent with the Objective, and commensurate with the sensitivity of the Client Data and the complexity and scope of the activities of State Street pursuant to the Agreement.

c. Vulnerability Management Program – State Street maintains a vulnerability management program that includes processes for: being made aware of newly announced vulnerabilities; discovering vulnerabilities within the infrastructure and applications; risk rating vulnerabilities consistent with industry standards; and defining timeframes for remediating vulnerabilities (other than medium or low risk vulnerabilities) consistent with industry standards and taking into account any mitigation efforts taken by State Street with respect to such vulnerabilities.

3. Security Controls. Upon Client’s reasonable request, no more frequently than annually, State Street will provide Client’s Chief Information Security Officer or his or her designee with a copy of its Corporate Information Security Controls manual, a completed Standardized Information Gathering (SIG) questionnaire, State Street’s Global Information Security (GIS) SOC 2 (Type II) report, and an opportunity to discuss State Street’s Information Security measures with a qualified member of State Street’s Information Technology management team. In no event will any such discussions require State Street to reveal any details or information that could reasonably be expected to jeopardize the security or integrity of any State Street system or the confidentiality or security of any other client’s data. State Street reviews its Information Security Policy approximately annually and reserves the right to change the frequency to meet regulatory requirements (which in no event will be less frequent than every eighteen (18) months).

4. Organizational Security.

a. Responsibility - State Street will assign responsibility for information security management to senior personnel only.

b. Access - State Street will have controls designed to permit only those personnel performing roles supporting the provision of services under this Agreement to access Client Data.

c. Confidentiality - State Street personnel who have accessed or otherwise been made known of Client Data will maintain the confidentiality of such information in accordance with the terms of this Agreement.

d. Training - State Street will provide information security training to its personnel on approximately an annual basis

e. Screening - State Street employees, and personnel of delegates or other third parties who access State Street’s facilities, networks or systems, are subject to certain credit and criminal checks conducted by State Street or its agents applicable to banks pursuant to applicable laws, rules and/or regulations. If any person does not meet the requirements of such State Street checks, such person may not be permitted to be employed by State Street or, in the event of a delegate or other third

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party, State Street requires that such person be removed from any assignment for State Street. In addition to the foregoing, State Street requires its delegates and other third parties to conduct, as part of its standard hiring and vendor due diligence practices, pre-employment background investigations consistent with industry standards with respect to any personnel that are assigned to perform services for State Street or otherwise have access to confidential information of State Street or its clients.

5. Physical Security.

a. Securing Physical Facilities - State Street will maintain systems located in State Street facilities that host Client Data or provide services under this Agreement in environments that are designed to be physically secure and to allow access only to authorized individuals. A secure environment includes the availability of onsite security personnel on a 24 x 7 basis or equivalent means of monitoring locations supporting the delivery of services under this Agreement.

b. Physical Security of Media - State Street will implement controls, consistent with applicable prevailing industry practices and standards, that are designed to deter the unauthorized viewing, copying, alteration or removal of any media containing Client Data. Removable media on which Client Data is stored (including thumb drives, CDs, and DVDs, and PDAS) by State Street must be encrypted using at least 256-bit AES (or equivalent).

c. Media Destruction - State Street will destroy removable media and any mobile device (such as discs, USB drives, DVDs, back-up tapes, laptops and PDAs) containing Client Data or use commercially reasonable efforts to render Client Data on such physical media unintelligible if such media or mobile device is no longer intended to be used. All backup tapes that are not destroyed must meet the level of protection described in this Security Schedule until destroyed.

d. Paper Destruction - State Street will cross shred all paper waste containing Client Data and dispose in a secure and confidential manner.

6. Communications and Operations Management.

a. Network Penetration Testing - State Street will, on approximately an annual basis but in no event less frequently than every eighteen (18) months, contract with an independent third party to conduct a network penetration test on its network having access to or holding or containing Client Data. If penetration testing reveals material deficiencies or vulnerabilities, the findings will be risk rated consistent with industry standards and timeframes will be defined for remediating vulnerabilities (other than medium or low risk vulnerabilities) consistent with industry standards and taking into account any mitigation efforts taken by State Street with respect to such vulnerabilities

b. Data Protection During Transmission - State Street will encrypt, using an industry recognized encryption algorithm, personally identifiable Client Data when in transit across public networks.

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c. Data Loss Prevention - State Street will maintain a data leakage program that is designed to identify, detect, monitor and document data leaving State Street’s control without authorization in place.

7. Access Controls.

a. Authorized Access - State Street will have controls that are designed to maintain the logical separation such that access to systems hosting Client Data and/or being used to provide services to Client will uniquely identify each individual requiring access, grant access only to authorized personnel based on the principle of least privileges, and prevent unauthorized access to Client Data. State Street reviews user access rights to systems and applications storing or allowing access to Client Data on a periodic basis.

b. User Access - State Street will have a process to promptly disable access to Client Data by any State Street personnel who no longer requires such access. State Street will also promptly remove access of Client personnel upon receipt of notification from Client

c. Authentication Credential Management - State Street will communicate authentication credentials to users in a secure manner, with a proof of identity check of the intended users. State Street requires its personnel and any personnel of its delegates or other third parties that have access to State Street’s networks or systems to maintain the confidentiality of system passwords, keys, and passcodes. State Street has a secure and documented process to reset passwords that requires verification of user identity prior to password reset.

d. Multi-Factor Authentication for Remote Access - State Street will use multi factor authentication and a secure tunnel, or another strong authentication mechanism, when remotely accessing State Street’s internal network.

8. Use of Laptop and Mobile Devices in connection with this Agreement.

a. Encryption Requirements - State Street will encrypt any laptops or mobile devices (e.g., tablets and smartphones) containing Client Data used by State Street’s personnel using an industry recognized encryption algorithm with at least 256 bit encryption AES (or equivalent). .

b. Secure Storage - State Street will require that all laptops and mobile devices be securely stored whenever out of the personnel’s immediate possession.

c. Inactivity Timeout - State Street will employ access and password controls as well as inactivity timeouts of no longer than thirty (30) minutes on laptops, desktops and mobile devices managed by State Street and used by State Street’s personnel.

d. Remote Management – State Street will maintain the ability to remotely remove Client Data promptly from mobile devices managed by State Street. State Street has policies requiring personnel to maintain the security of devices managed by State Street.

9. Information Systems Acquisition Development and Maintenance.

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a. Client Data – Client Data will only be used by State Street for the purposes specified in this Agreement.

b. Virus Management - State Street will maintain a malware protection program designed to identify, detect, protect, respond and recover from malware infections, malicious code and unauthorized execution of code within the State Street environment.

c. Change Control – State Street implements and maintains change control procedures to manage changes to information systems, supporting infrastructure, and facilities. Certain State Street’s system and application changes undergo testing prior to implementation, which may include relevant security controls, as determined by State Street on a risk basis and taking into account the type and/or impact of the change and the infrastructure and/or network components in place with respect to such change.

10. Incident Event and Communications Management.

a. Incident Management/Notification of Breach - State Street will maintain an incident response plan that specifies actions to be taken when State Street or one of its subcontractors suspects or detects that a party has gained unauthorized access to Client Data or systems or applications containing any Client Data (the “Response Plan”). Such Response Plan will include an escalation procedure that includes notification to senior managers and reporting to regulatory and law enforcement agencies, when and if applicable. State Street will use commercially reasonable efforts to investigate, remediate and mitigate such unauthorized access.

b. State Street will notify Client within forty-eight (48) hours after it has determined that unauthorized access to Client Data has occurred, unless otherwise prohibited by Applicable Law. In such an event, and unless prohibited by Applicable Law, State Street will provide information, to the extent available to State Street, sufficient to provide a reasonable description of the general circumstances and extent of such unauthorized access, and will provide reasonable cooperation to Client:

i. in the investigation of any such unauthorized access;

ii. in Client’s efforts to comply with statutory notice or other Applicable Laws applicable to Client or its customers; and

iii. in litigation and investigations brought by Client against third parties, including injunctive or other equitable relief reasonably necessary to protect Client’s proprietary rights.

For the avoidance of doubt, State Street will not be required to disclose information that State Street reasonably determines would compromise the security of State Street’s technology or premises or that would impact other State Street clients.

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Adams Street Partners, LLC One North Wacker Drive, Suite 2700 Chicago, IL 60606-2823	+1 312 553 7890 tel +1 312 553 7891 fax www.adamsstreetpartners.com

EXECUTION

January 27, 2026

State Street Bank and Trust Company

One Congress Street

Boston, MA, 02214

Re:  ADAMS STREET VENTURE & GROWTH FUND, ADAMS STREET VENTURE & GROWTH BLOCKER LLC, AND ADAMS STREET VENTURE & GROWTH LEV FACILITATION LLC (each a “New Fund” and collectively the “New Funds”)

Ladies and Gentlemen:

In accordance with the Section 1, the Appointment of Sub-Administrator provision, of the Sub-Administration Agreement dated as of April 1, 2025 by and among State Street Bank and Trust Company (“State Street”) and Adams Street Advisors, LLC (the “Administrator”) (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Administrator hereby requests that State Street act as Sub-Administrator for each New Fund under the terms of the Agreement and for each New Fund to become a Fund thereunder. In connection with such request, the undersigned Administrator hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement, as applicable to each New Fund taking into consideration the structure of such New Fund.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Administrator and retaining one for your records.

Sincerely,

ADAMS STREET ADVISORS, LLC

By: /s/ Eric Mansell
Name: Eric Mansell
Title: Chief Legal Officer, Executive Vice President and Partner

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Fred Willshire
Name: Fred Willshire
Title: Senior Vice President

Effective Date:  January 27, 2026